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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15


Certification And Notice Of Termination Of Registration Under Section 12(G) Of The Securities Exchange Act Of 1934 Or Suspension Of Duty To File Reports Under Sections 13 And 15(D) Of The Securities Exchange Act Of 1934.

                                                 Commission File Number: 0-11502
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                     Boettcher Western Properties III Ltd.
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             (Exact name of registrant as specified in its charter)


            77 West Wacker Drive, Chicago, IL 60601 (312) 574-5312
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Units of Limited Partnership Interest
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           (Title of each class of securities covered by this Form)


                                     None
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      (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [X]      Rule 12h-3(b)(1)(i)  [_]
          Rule 12g-4(a)(1)(ii) [_]      Rule 12h-3(b)(1)(ii) [_]
          Rule 12g-4(a)(2)(i)  [_]      Rule 12h-3(b)(2)(i)  [_]
          Rule 12g-4(a)(2)(ii) [_]      Rule 12h-3(b)(2)(ii) [_]
                                        Rule 15d-6           [_]

     Approximate number of holders of record as of the certification or notice
date:   0
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Boettcher Western Properties III Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                        By: Boettcher Properties, Ltd., Managing General Partner

                            By: BPL Holdings, Inc., Managing General Partner

Date:  October 30, 1998     By: /s/ Thomas M. Mansheim
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                                Thomas M. Mansheim
                                Treasurer of BPL Holdings, Inc.
                                Principal Financial and Accounting
                                Officer of the Partnership